Exhibit 99.1

Synalloy Corporation Announces Rebrand to Ascent Industries Co.

Rebranding Better Aligns Company’s Go-to-Market Strategy with its Upward Growth Trajectory and Reinvigorated Corporate Mission

Company to Ring the Nasdaq Closing Bell in Celebration of the Rebrand on August 15, 2022

Oak Brook, Illinois, August 4, 2022 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of industrial tubular products and specialty chemicals, is announcing a corporate rebrand from Synalloy Corporation to Ascent Industries Co. (“Ascent”) effective August 10, 2022. The Company’s stock ticker symbol will change from “SYNL” to “ACNT” on the Nasdaq stock exchange, and trading under the new stock ticker symbol will commence on August 10th. Holders of common stock are not required to exchange current outstanding stock certificates for new stock certificates.

With over 75 years in the pipe, tube and chemicals manufacturing industry, the rebrand signifies the next chapter of the Company’s transformation towards building the most efficient industrial manufacturing companies in the world. Through its existing partnership of companies obsessively pursuing improvement and growth, Ascent is committed to fostering an environment that focuses on maximizing efficiency across its operations and driving sustainable, long-term value to its shareholders.

In addition, Ascent seeks to continue to grow and expand its segments through the acquisition of companies with strong research and development resources that can drive new and long-term production capabilities and higher value additive products to its mix.

To view a video of the Company’s rebranded vision coming to life, please click here.

“As we continue to make notable progress on our transformation efforts, it is time to establish a strong and unified brand that reflects the vision and mission we have for our company,” said Ben Rosenzweig, Executive Chairman of Synalloy. “Our platform is now more robust and diverse than ever before, and our rebrand to Ascent represents our commitment to unlocking the potential of our industrial manufacturing portfolio. Looking forward, we remain focused on expanding our footprint and capabilities, while capturing more efficiencies through innovation and automation across our operations.”

Commenting on the rebrand, Chris Hutter, President and CEO of Synalloy, stated: “Since the start of our transformation journey, we’ve made it a priority to grow by fostering an environment of entrepreneurial creativity, working tirelessly to improve our production processes, and seeking to continuously innovate for the benefit of our customers. With a leading management team, a more efficient organization, the acquisition of DanChem and an upgraded commercial strategy, we have achieved record results in net sales, net income, and adjusted EBITDA for the past two consecutive quarters.

“Upon initiating the rebrand process, we have enjoyed engaging with our customers, investors and partners and hearing what they love about our Company, and we wanted to ensure our branding reflected what we do best. We are confident that by unifying our business segments, our new identity matches our mission to build the most efficient industrial manufacturing companies in the world. The rebrand to Ascent embodies the considerable progress that we have made and our growth prospects into the future.”

Exhibit 99.1
In celebration of the Company’s rebrand, the executive leadership team will be visiting the Nasdaq MarketSite in Times Square, New York to ring the Nasdaq Stock Market Closing Bell on August 15, 2022. On the day of the ceremony, a live stream of the Nasdaq Closing Bell will be available at https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

The Company’s corporate website, including the investor relations portion of the site, will be relocating to www.ascentco.com. On August 10th, the public will be able to reach the investor relations department at ACNT@gatewayir.com.

The Company’s executive team will be reporting financial results for the second quarter of 2022 and further expanding on the rebranded vision on August 9, 2022, at 5:00 p.m. Eastern time.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless and galvanized tubular products, the distribution of seamless tubular products, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
SYNL@gatewayir.com